               UNITED STATES
       SECURITIES AND EXCHANGE COMMISSION
            Washington, D.C. 20549

                                 SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Enzon Pharmaceuticals, Inc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   293904108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Jeffrey M. Elliott
                            Executive Vice President
                          Iridian Asset Management LLC
                               276 Post Road West
                            Westport, CT 06880-4704
                                  203-341-9009
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                March 31, 2010

--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this  Schedule  13D, and is filing this schedule because of Sections 240.13d-1(e),  240.13d-1(f) or 240.13d-1(g),  check the following box [ ].

Note:  Schedules  filed in paper format shall include a signed original and five copies of the schedule,  including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 ("Act") or otherwise  subject to the liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
Notes).

CUSIP No. 293904108           Schedule 13D             Page 2

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Iridian Asset Management LLC

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             6,516,027
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       6,516,027

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,516,027

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.0%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IA

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D             Page 3

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       COLE Partners LLC

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             325,830
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       325,830

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       325,830

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.5%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D             Page 4

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Iridian Private Business Value Equity Fund, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             233,820
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       233,820

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       233,820

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.4%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D             Page 5

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Iridian Partners Fund, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             92,010
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       92,010

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,010

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.2%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D             Page 6

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Renoma Partners LLC

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             25,350
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       25,350

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       25,350

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       less than 0.1%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D             Page 7

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Iridian Charter Fund, L.P.

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       PF

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             25,350
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       25,350

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       25,350

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       less than 0.1%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN

--------------------------------------------------------------------------------

CUSIP No. 293904108           Schedule 13D            Page 8

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harold J. Levy

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       PN, OO

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            166,535
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             6,516,027
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             166,535
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       6,516,027

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,682,562

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.2%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

CUSIP No. 293904108          Schedule 13D            Page 9

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       David L. Cohen

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ X ]
                                                             (b)  [   ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY

--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO

--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]

--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             6,516,027
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       6,516,027

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,516,027

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.0%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------

CUSIP No. 293904108          Schedule 13D               Page 10

Item 1. Security and Issuer

This Schedule 13D,  Amendment No. 2 relates to the common stock,  par value $.01 per share (the  "Common  Stock"),  of Enzon  Pharmaceuticals,  Inc.,  a Delaware
corporation (the "Issuer").

Issuer's  princpial   executive  offices  are  located  at  685  Route  202/206,
Bridgewater,  NJ 08807.

The  information  presented on the cover sheets for each filing  person is based upon  ownership  as of March 31, 2010.  The  percent  of class is based  upon
59,456,501 shares of Common Stock issued and outstanding as of March 9, 2010 as reported by the Issuer on its Form 10-K for the year ended December 31, 2009.

This Amendment amends Item 5 of the Schedule 13D previously filed as of August 19,
2009. This Amendment reports a greater than 1% change in beneficial ownership by the Reporting Persons as a result of the increase in the issued and outstanding shares of the Issuer.
Item 5.   Interest in Securities of the Issuer.

(a), (b)   As of  March 31, 2010, the  Reporting  Persons  may be  deemed  to beneficially own in the aggregate 6,516,027 shares of Common Stock, representing
11.0% of the outstanding  Common Stock (the percentage of shares of Common Stock owned being based upon 59,456,501  shares of Common Stock  outstanding at March 9,
2010 as set  forth in the  Issuer's  Annual Report  on Form 10-K for the year ended December 31, 2009).

The  Reporting  Persons may be deemed to have  direct  beneficial  ownership  of shares of Common Stock as follows:

Name                          Number of Shares                Percentage

Iridian (1)                   6,164,847                         10.4%
Private Business                233,820                          0.4%
Partners                         92,010                          0.2%
Charter                          25,350               less than 0.01%
Levy                            166,535                          0.3%

(1) The shares of Common  Stock set forth  above for  Iridian do not include the shares of Common Stock held by Private Business, Partners and Charter.

Iridian has direct  beneficial  ownership  of the shares of Common  Stock in the accounts which it manages.  In addition,  Iridian is the investment  adviser for
Private Business. In such capacity, Iridian has the right to vote and direct the disposition  of shares of Common Stock held by such entities and,  consequently, has beneficial ownership of such shares.

Messrs.  Cohen and Levy may be deemed to  possess  beneficial  ownership  of the shares of Common Stock beneficially owned by Iridian by virtue of their indirect controlling  ownership  of Iridian,  and having the power to vote and direct the disposition  of shares of Common  Stock as joint  Chief  Investment  Officers of
Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

COLE,  as the sole  general  partner of Private  Business and  Partners,  may be deemed to own beneficially  shares of Common Stock of which Private Business and
Partners may be deemed to possess direct beneficial  ownership.  Iridian, as the sole member of COLE, may be deemed to possess beneficial ownership of the shares of Common Stock that are beneficially owned by COLE.

Renoma,  as  the  sole  general  partner  of  Charter,  may  be  deemed  to own beneficially  shares of Common  Stock of which  Charter may be deemed to possess direct  beneficial  ownership.  Iridian,  as the sole  member of Renoma,  may be deemed to possess  beneficial  ownership  of the shares of Common Stock that are beneficially owned by Renoma.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition,  of 6,516,027 shares of Common Stock. Messrs.
Cohen and Levy may be deemed to share with  Iridian  the power to vote or direct the vote and to dispose or direct the disposition of such shares.  Messrs. Cohen and Levy disclaim beneficial ownership of such shares.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition, of the 233,820 shares of Common Stock held by
Private Business and of the 92,010 shares of Common Stock held by Partners. COLE
(in addition to Messrs.  Cohen and Levy) may be deemed to share with Iridian the power to vote or direct the vote and to dispose  or direct  the  disposition  of such shares.

Iridian has the direct power to vote or direct the vote, and the direct power to dispose or direct the disposition,  of the 25,350 shares of Common Stock held by
Charter.  Renoma (in addition to Messrs.  Cohen and Levy) may be deemed to share with  Iridian  the power to vote or direct the vote and to dispose or direct the disposition of such shares.

Levy has the direct  power to vote or direct the vote,  and the direct  power to dispose or direct the disposition, of the 166,535 shares of Common Stock held by him.
(c) Other than the  transactions  described in Schedule I of this statement,  no
Reporting  Person nor any director or executive  officer of any Reporting Person has effected any transactions in the Common Stock during the past 60 days.

(d) No person other than the  Reporting  Persons has any right to receive or the power to direct the receipt of dividends  from,  or the proceeds of the sale of, any of the Common Stock beneficially owned by the Reporting Persons, except that the dividends from, or proceeds from the sale of, shares of Common Stock in each respective  account  managed  by  Iridian  will  be  delivered  into  each  such respective account.

(e) Not applicable.

                                   SIGNATURE.

     After  reasonable  inquiry  and to the  best  of its or his  knowledge  and belief,  we certify that the  information  set forth in this statement is true, complete and correct.

Date: April 5, 2010

                              IRIDIAN ASSET MANAGEMENT LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                              COLE PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                              IRIDIAN PRIVATE BUSINESS VALUE EQUITY FUND, L.P.
                         By:  COLE PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                              IRIDIAN PARTNERS FUND, L.P.
                         By:  COLE PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                              RENOMA PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                              IRIDIAN CHARTER FUND, LP
                         By:  RENOMA PARTNERS LLC

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Executive Vice President

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Agent

                         By:  /s/ Jeffrey M. Elliott
                              ----------------------------------
                              Jeffrey M. Elliott, Agent

                                   SCHEDULE I
                 REPORTING PERSONS TRANSACTIONS IN COMMON STOCK

 Trade Date
Side
Number of Shares
Price Per Share (1)

 1/21/2010
sell
240
$10.62

 1/21/2010
sell
300
$10.62

 1/21/2010
sell
600
$10.62

 1/21/2010
sell
500
$10.62

 1/21/2010
sell
100
$10.62

 1/21/2010
sell
2700
$10.62

 1/21/2010
sell
520
$10.62

 1/22/2010
sell
140
$10.47

 1/25/2010
sell
3060
$10.15

 1/25/2010
sell
1590
$10.12

 1/25/2010
sell
700
$10.12

 1/25/2010
sell
400
$10.12

 1/25/2010
sell
600
$10.12

 1/25/2010
sell
550
$10.12

 1/26/2010
sell
140
$9.91

 1/26/2010
sell
50
$9.95

 1/26/2010
sell
40
$9.95

 1/26/2010
sell
180
$9.94

 1/26/2010
sell
1400
$9.94

 1/26/2010
sell
900
$9.94

 1/26/2010
sell
200
$9.94

 1/26/2010
sell
800
$9.94

 1/26/2010
sell
1200
$9.94

 1/26/2010
sell
600
$9.94

 1/26/2010
sell
1000
$9.94

 1/26/2010
sell
30
$9.94

 1/26/2010
sell
30
$9.91

 1/26/2010
sell
10
$9.91

 1/26/2010
sell
10
$9.91

 1/28/2010
sell
260
$9.79

 2/2/2010
sell
140
$9.73

 2/2/2010
sell
200
$9.73

 2/2/2010
sell
100
$9.73

 2/2/2010
sell
200
$9.73

 2/2/2010
sell
130
$9.73

 2/4/2010
sell
670
$9.14

 2/4/2010
sell
100
$9.14

 2/4/2010
sell
600
$9.14

 2/4/2010
sell
60
$9.14

 2/16/2010
sell
2000
$9.23

 2/19/2010
sell
73
$9.42

 2/19/2010
sell
100
$9.42

 2/19/2010
sell
300
$9.42

 2/19/2010
sell
100
$9.42

 2/19/2010
sell
600
$9.42

 2/19/2010
sell
700
$9.42

 2/19/2010
sell
100
$9.42

 2/19/2010
sell
500
$9.42

 2/19/2010
sell
500
$9.42

 2/19/2010
sell
200
$9.42

 2/19/2010
sell
300
$9.42

 2/19/2010
sell
200
$9.42

 2/19/2010
sell
600
$9.42

 2/19/2010
sell
100
$9.42

 2/19/2010
sell
300
$9.42

 2/19/2010
sell
100
$9.42

 2/19/2010
sell
177
$9.42

 2/19/2010
sell
400
$9.29

 2/19/2010
sell
300
$9.29

 2/19/2010
sell
100
$9.29

 2/19/2010
sell
200
$9.29

 2/19/2010
sell
100
$9.29

 2/19/2010
sell
90
$9.29

 2/19/2010
sell
1920
$9.29

 2/19/2010
sell
500
$9.29

 2/19/2010
sell
500
$9.29

 2/19/2010
sell
3020
$9.29

 2/22/2010
sell
4820
$9.31

 2/23/2010
sell
510
$9.28

 2/23/2010
sell
3800
$9.28

 2/23/2010
sell
600
$9.28

 2/23/2010
sell
300
$9.28

 2/23/2010
sell
500
$9.28

 2/23/2010
sell
900
$9.28

 2/23/2010
sell
1000
$9.28

 2/23/2010
sell
100
$9.28

 2/23/2010
sell
100
$9.28

 2/23/2010
sell
960
$9.28

 2/23/2010
sell
140
$9.34

 2/23/2010
sell
60
$9.31

 2/23/2010
sell
20
$9.31

 2/23/2010
sell
5970
$9.28

 2/23/2010
sell
3100
$9.28

 2/23/2010
sell
1840
$9.28

 2/24/2010
sell
190
$9.27

 2/24/2010
sell
300
$9.27

 2/24/2010
sell
100
$9.27

 2/24/2010
sell
200
$9.27

 2/24/2010
sell
100
$9.27

 2/24/2010
sell
10
$9.27

 3/2/2010
sell
210
$9.47

 3/2/2010
sell
400
$9.47

 3/2/2010
sell
100
$9.47

 3/2/2010
sell
300
$9.47

 3/2/2010
sell
220
$9.47

 3/2/2010
sell
10
$9.48

 3/2/2010
sell
200
$9.48

 3/2/2010
sell
100
$9.48

 3/2/2010
sell
100
$9.48

 3/2/2010
sell
100
$9.48

 3/2/2010
sell
100
$9.48

 3/2/2010
sell
90
$9.48

 3/2/2010
sell
150
$9.47

 3/2/2010
sell
200
$9.47

 3/2/2010
sell
200
$9.47

 3/2/2010
sell
300
$9.47

 3/2/2010
sell
100
$9.47

 3/2/2010
sell
100
$9.47

 3/2/2010
sell
160
$9.47

 3/8/2010
sell
20
$9.73

 3/8/2010
sell
40
$9.73

 3/9/2010
sell
40
$9.77

 3/9/2010
sell
100
$9.77

 3/9/2010
sell
900
$9.77

 3/9/2010
sell
200
$9.77

 3/9/2010
sell
1000
$9.77

 3/9/2010
sell
100
$9.77

 3/9/2010
sell
50
$9.77

 3/17/2010
sell
60
$10.04

 3/17/2010
sell
90
$10.04

 3/18/2010
sell
80
$10.04

 3/18/2010
sell
2700
$10.04

 3/18/2010
sell
300
$10.04

 3/18/2010
sell
700
$10.04

 3/18/2010
sell
100
$10.04

 3/18/2010
sell
900
$10.04

 3/18/2010
sell
600
$10.04

 3/18/2010
sell
100
$10.04

 3/18/2010
sell
1000
$10.04

 3/18/2010
sell
1400
$10.04

 3/18/2010
sell
700
$10.04

 3/18/2010
sell
3300
$10.04

 3/18/2010
sell
1520
$10.04

 3/22/2010
sell
530
$10.29

 3/22/2010
sell
2000
$10.29

 3/22/2010
sell
100
$10.29

 3/22/2010
sell
1100
$10.29

 3/22/2010
sell
300
$10.29

 3/22/2010
sell
700
$10.29

 3/22/2010
sell
400
$10.29

 3/22/2010
sell
500
$10.29

 3/22/2010
sell
700
$10.29

 3/22/2010
sell
200
$10.29

 3/22/2010
sell
200
$10.29

 3/22/2010
sell
400
$10.29

 3/22/2010
sell
400
$10.29

 3/22/2010
sell
100
$10.29

 3/22/2010
sell
2000
$10.29

 3/22/2010
sell
500
$10.29

 3/22/2010
sell
2100
$10.29

 3/22/2010
sell
200
$10.29

 3/22/2010
sell
600
$10.29

 3/22/2010
sell
100
$10.29

 3/22/2010
sell
600
$10.29

 3/22/2010
sell
400
$10.29

 3/22/2010
sell
100
$10.29

 3/22/2010
sell
300
$10.29

 3/25/2010
sell
170
$10.30

 3/25/2010
sell
100
$10.30

 3/25/2010
sell
700
$10.30

 3/25/2010
sell
220
$10.30

 3/26/2010
sell
140
$10.34

 3/26/2010
sell
80
$10.33

 3/31/2010
sell
250
$10.34

(1) Price per share does not include commission.